Exhibit 10.21

STOCK SALE/PURCHASE AGREEMENT

AGREEMENT made this 2nd day of September, 2005, by and between AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation with offices at 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266 (hereinafter referred to as “Buyer”); and D.J. NOBLE, an individual residing at 5461 Gulf of Mexico Drive, Longboat Key, FL 34228 (hereinafter referred to as “Seller”).

The parties have reached an understanding with respect to the sale and purchase of One-Hundred Percent (100%) of the outstanding shares of common stock of AMERICAN EQUITY INVESTMENT SERVICE COMPANY, an Iowa corporation (the “Service Company”).

IT IS HEREBY AGREED, AS FOLLOWS:

1.                                       Sale of Corporate Shares.

1.1                                 Sale/Purchase of Shares.  Seller shall sell to Buyer and Buyer shall purchase from Seller 1,000 shares of the Common Stock of the Service Company (the “Shares”).  Seller warrants and represents that the Shares represent 100% of the issued and outstanding voting capital stock of the Service Company.  Buyer agrees to pay to Seller the Purchase Price, defined in Section 1.2 below, payable in accordance with Section 2.2 below.

1.2                                 Purchase Price.  The Purchase Price shall be $1.00 payable on September 2, 2005.  The parties agree and acknowledge that the Purchase Price is based upon the assets and liabilities of the Service Company on July 29, 2005, less $2,500,000 in cash paid to Seller prior to closing, as a dividend distribution.  The parties agree and acknowledge that all indebtedness of the Service Company to Seller for borrowed money has been previously repaid.

2.                                       Closing/Payment of Shares Purchase Price.

2.1                                 Closing Date/Location.  The closing of the sale and purchase (“Closing”) shall take place at the offices of the Buyer, 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, on September 2, 2005 (the “Closing Date”).

2.2                                 Delivery of Shares.  At the Closing, Seller shall deliver to Buyer, free and clear of all liens, encumbrances, or charges whatsoever, the Certificate for the Shares in negotiable form.

3.                                       Representations and Warranties of Seller.  Seller represents and warrants, as follows:

3.1                                 No Prohibition.  There is no prohibition either in applicable law or in any agreement to which Seller is a party which in any way restricts or prevents Seller’s execution and performance of this Agreement or the consummation of the transaction contemplated in this Agreement.

3.2                                 No Impediment.  There are no actions, suits, proceedings or investigations pending, or, to Seller’s knowledge, threatened, against Seller whether at law, in equity or otherwise, or before any court or governmental agency, which would have a material adverse effect on Seller’s ability to execute, deliver and perform this Agreement if determined adversely and, to Seller’s knowledge, there are no circumstances which would give rise to any such action, suit, proceeding or investigation.

3.3                                 Share Ownership.  Seller represents and warrants that it is the owner, free and clear of any encumbrances whatsoever, of the Shares, and that it owns all of the issued and outstanding shares of capital stock of the Company.  Seller has full right and authority to transfer the Shares to Buyer.

3.4                                 Litigation.  To Seller’s knowledge, there is no litigation or judicial, administrative or arbitration proceeding pending or threatened against or relating to the Service Company, its properties or business, nor does Seller know or have reasonable grounds to know of any basis for any such action, or of any governmental investigation in connection with the Service Company.

4.                                       Representations and Warranties of Buyer.  Buyer represents and warrants as follows:

4.1                                 Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.  Except as waived or to be waived by Buyer’s lenders, there is no prohibition either in applicable law or in any agreement to which Buyer is a party which in any way restricts or prevents Buyer’s execution and performance of this Agreement or the consummation of the transaction contemplated in this Agreement.

4.2                                 No Impediment.  There are no actions, suits, proceedings or investigations pending, or threatened, against Buyer whether at law, in equity or otherwise, or before any court or governmental agency, which would have a material adverse effect on the Buyer’s ability to execute, deliver and perform this Agreement if determined adversely and, there are no circumstances which would give rise to any such action, suit, proceeding or investigation.

5.                                       Representations and Warranties of the Service Company.  Seller and the Service Company warrant and represent, jointly and severally, as follows:

5.1                                 Organization of Service Company.  The Service Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has the requisite corporate and authority to enter into this Agreement and to perform its obligations under this Agreement.  The Service Company has authorized capital stock consisting of 10,000 shares of common stock, of which 1,000 shares are presently issued and outstanding.

5.2                                 No Impediment.  There are no actions, suits, proceedings or investigations pending, or, to the Service Company’s knowledge, threatened, against the Service Company whether at law, in equity or otherwise, or before any court or governmental agency, which would have a material adverse effect on the Service Company’s ability to execute, deliver and perform this Agreement if determined adversely, or to conduct its business as presently conducted, and, to the Service Company’s knowledge, there are no circumstances which would give rise to any such action, suit, proceeding or investigation.

5.3                                 Litigation.  To the Service Company’s knowledge, there is no litigation or proceeding pending or, to the Service Company’s knowledge, threatened against or relating to the Service Company, its properties or business, nor does the Service Company know or have reasonable grounds to know of any basis for any such action, or of any governmental investigation relative to its properties or business.

5.4                                 Financial Status.  The Service Company has no liabilities, obligations or commitments of any kind, other than those liabilities fully disclosed in its books and records which have been provided to Buyer for its review.  The Service Company has no known contingent liabilities.  The assets of Service Company are subject to no liens, encumbrances or charges of any kind except as fully disclosed in its books and records.

5.5                                 No Violation; Consents and Approvals..  The execution and delivery of this Agreement by the Service Company will not conflict with or result in (i) any violation of any provision of the organizational documents of the Service Company, (ii) conflict with, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration under, any loan, credit agreement, lease, contract or agreement, written or unwritten to which the Service Company is a party, except for any default waived prior to Closing.  No consent, approval, license, permit, order, authorization or, registration or filing with any governmental entity is required to be obtained or made by the Service Company for the execution, delivery or performance of this Agreement.

5.6                                 Tax Representations.  (a)         All Tax Returns required to be filed with respect to the Service Company have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects.  The Service Company has duly and timely paid all Taxes that are due with respect to the periods covered by such Tax Returns and has made all required estimated payments of Taxes.  With respect to the 2004 Tax Returns:  (i) requests for extensions of the due date for the filing of the 2004 Tax Returns were timely filed; (ii) all required estimates were paid; (iii) and Seller will file the 2004 Tax Returns on or before the extended due date.  The Service Company has not been and is not, in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes.  No claim has ever been made by an authority in a jurisdiction where the Service Company does not file Tax Returns that the Service Company is or may be subject to taxation by that jurisdiction.  The Service Company is not a party to any Tax allocation or Tax sharing agreement or arrangement, or any similar contract.  No audit or other proceeding by any governmental or regulatory authority is impending or has been threatened in writing with respect to any Taxes due from the Service company or any

Tax Return filed or required to be filed by the Service Company.  No assessment or deficiency for any Tax has been proposed or threatened writing against the Service Company.

(b)                                 At all times since the formation of the Service Company, until January 1, 2004, the Service Company was a validly electing S corporation within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended.  Effective January 1, 2004, the S election of the Service Company was revoked.

(c)                                  “Tax” or “Taxes” means any and all taxes, however denominated, imposed by law, contractual agreement or otherwise, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add-on minimum, gains, net worth, paid up capital, sales, use, ad valorem, value added, stamp, natural resources, environmental, real or personal property, custom, duty, transfer, recording, escheat, documentation, employment, workers compensation, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties, charges or additions to Tax that may become payable in respect thereof, and any liability in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to another person or by contract.

(d)                                 “Tax Returns” means returns, declarations, reports or other documents (including any related or supporting schedules, statements or information, and any amendment to the foregoing), filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any law regulation or administrative requirement relating to any Taxes.  The term “Tax Returns” as used herein shall include all Tax Returns to be filed for the year ending December 31, 2004, which are referred to separately above as the “2004 Tax Returns”.

5.7                                 Compliance With Laws.  The Service Company has in effect all certificates, permits, licenses, approvals, registrations and other similar authorizations from any governmental entity required for the conduct of its business as currently conducted.  The Service Company is in compliance with all existing laws, regulations, permits, rules, orders, statutes and decrees applicable to its business.

6.                                       Survival of Representations and Warranties.  Notwithstanding (a) any investigation conducted by Buyer or Seller, as appropriate, after the Closing, or (b) any knowledge or notice of any fact or circumstance that Buyer or Seller, as appropriate, may have as the result of such investigation, Buyer and Seller shall nevertheless be entitled to rely upon the representations, warranties and covenants in this Agreement and the other documents contemplated hereby.  Each of the representations, warranties and covenants contained in this Agreement, made in any document delivered hereunder or otherwise made in connection with the Closing hereunder shall survive the Closing for a period of eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in Section 5.6 shall survive until 90 days after the expiration of the applicable statutes of limitation.

7.                                       Seller Indemnification.  Seller shall indemnify and hold Buyer free and harmless from and against any losses, damages, costs or expenses (including attorneys fees) incurred by Buyer as a result of any inaccuracy in or breach of any representation or warranty of Seller or the Service Company contained in this Agreement which is the subject of any claim brought by Buyer during the time period during which the representation and warranty survives the Closing Date.

8.                                       Buyer Indemnification.  Buyer shall indemnify and hold Seller free and harmless from and against any losses, damages, costs or expenses (including attorneys fees) incurred by Seller as a result of any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement which is the subject of any claim brought by Buyer during the time period during which the representation and warranty survives the Closing Date.

9.                                       Benefit.  This Agreement is personal to Seller and Buyer, and no party hereto shall assign any of such party’s respective rights or delegate any of such party’s respective obligations hereunder without the prior written consent of the other parties, which consent may be withheld for any reason.

10.                                 Construction.  This Agreement is being delivered and is intended to be performed in the State of Iowa and shall be construed and enforced in accordance with the laws of the State of Iowa.

11.                                 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid, if to Buyer to Ms. Debra J. Richardson, Senior Vice President, 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266 or if to Seller to D.J. Noble, 5461 Gulf of Mexico Drive, Longboat Key, FL 34228, or at such other address as Buyer or Seller may have furnished to the other party in writing.

12.                                 Expenses.  Each party hereto shall pay such party’s own expenses in connection with the transaction contemplated hereby.

13.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.                                 Further Assurances.  Seller and Buyer agree to take such additional action and execute such additional documents as the other party may reasonably request in order to effectuate the intent and purpose of this Agreement.

15.                                 Receipt.  Each of the parties to this Agreement acknowledge receipt of a fully executed copy of this Agreement.

16.                                 Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes any prior representations, understandings, or agreements.

IN WITNESS WHEREOF, the parties have duly executed this Agreement the date and year first above written.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY	D.J. NOBLE

By: /s/ Debra J. Richardson	By: /s/ David J. Noble
Senior Vice President	David J. Noble

  Assignment Separate from Certificate

FOR VALUE RECEIVED, D.J. NOBLE hereby sells, assigns and transfers unto American Equity Investment Life Holding Company, an Iowa corporation, One Thousand (1,000) Shares of the Common Capital Stock of American Equity Investment Service Company (the “Service Company”) standing in his names on the books of said Service Company, represented by Certificate Nos. 01 herewith and do hereby irrevocably constitute and appoint                                             attorney to transfer the said stock on the books of the within named Service Company with full power of substitution in the premises.

Effective Date:	, 2005

D.J. NOBLE

By: /s/ D.J. Noble

In Presence of

/s/ Debra J. Richardson